Exhibit 1(c)

                            CONFIDENTIALITY AGREEMENT



           CONFIDENTIALITY AGREEMENT ("Agreement") dated October 2, 1998 between Chock full O'Nuts Corporation, a New York corporation ("CFON"), and Sara Lee Corporation, a Maryland corporation ("SL").

           1. SL has requested CFON to explore a possible business transaction (the "Transaction"). This Agreement relates to the treatment of certain information, whether furnished before or after the date hereof, whether oral or written, that may be furnished by CFON to SL in connection with discussions regarding the Transaction by CFON or its Representatives (as defined) to SL ("Evaluation Material"). SL acknowledges that the Evaluation Materials may contain information that is non-public, confidential and/or proprietary. Evaluation Material includes, without limitation, memoranda, summaries, notes, analyses, compilations, forecasts, studies or other documents prepared by SL or any of its Representatives relating to or based on information or documents supplied by CFON or by any of its Representatives and further includes any portion of any Evaluation Material. CFON confirms that it will not make available to SL any Evaluation Material unless so requested by SL.

           2. SL agrees that it will use Evaluation Material solely for the purpose of evaluating the Transaction and not for any other purpose.
 SL agrees that, except as provided in paragraph 5, it will keep the Evaluation Material confidential and will not, subject to paragraph 4, without the express written permission of CFON, disclose Evaluation Material to any person other than its Representatives who (a) need to know the Evaluation Material for the purpose of evaluating the Transaction, (b) are informed of the confidential nature of the Evaluation Material and (c) agree to act in accordance with the terms of this Agreement as if they were parties hereto. "Representatives" means, as to any person, such person's affiliates and its and their directors, officers, employees, agents and advisors (including, without limitation, financial advisors , attorneys and accountants). SL agrees that it will not, and will direct its Representatives to not, disclose to any person that Evaluation Material has been, or is being, made available to it, except with CFON's prior written consent or in accordance with paragraph 5. SL agrees that it will be responsible for any breach of the terms hereof by any of its Representatives.

           3. SL acknowledges that it is aware, and will advise its Representatives who are informed of the matters which are the subject of this Agreement, that the United States securities laws prohibit any person who has material, non-public information concerning a company from purchasing or selling securities of that company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such other person is likely to purchase or sell such securities.

           4. The foregoing paragraph shall not apply to any portion of Evaluation Material that (a) is or becomes generally available to the public other than as a result of a disclosure by SL, (b) is or becomes available to SL on a non-confidential basis from a person other than CFON who is not otherwise bound by a confidentiality agreement with CFON or any of its Representatives, or is not otherwise under a legal, contractual or fiduciary obligation to CFON or any of its Representatives not to transmit the information to SL or (c) was already known to SL prior to CFON making available to SL any Evaluation Material.

           5. In the event that SL is requested pursuant to, or required by, applicable law, regulation, rule or by legal process to disclose any Evaluation Material, SL agrees that it will provide CFON with prompt notice of such request or requirement in order to enable CFON to seek an appropriate protective order or other remedy, to consult with CFON with respect to CFON taking steps to resist or narrow the scope of such request or requirement, or to waive compliance, in whole or in part, with the terms of this Agreement. In any such event, SL will disclose only that portion of any Evaluation Material which SL is advised by counsel is legally required and will use its reasonable best efforts to ensure that all Evaluation Material and other information that is so disclosed will be accorded confidential treatment.

           6. If either party determines to cease discussions and/or not to proceed with the Transaction, it will promptly inform the other party of that decision. In that case, SL shall (i) promptly deliver to CFON (at SL's expense) all written or other Evaluation Material provided by or on behalf of CFON and all copies, extracts or other reproductions, in whole or in part, of such written Evaluation Material and (ii) promptly destroy or cause the destruction of all documents, memoranda, notes and all other writing or other materials whatsoever containing, reflecting or based on information in the Evaluation Material and deliver to CFON a certificate of an appropriate officer attesting to such destruction; provided, however, that SL may, in its discretion, retain one copy of any Evaluation Material in its possession in its corporate law department solely for evidentiary purposes.

           7. In consideration of the Evaluation Material being furnished to SL, SL hereby agrees that, for a period of one year from the date hereof, without the prior written consent to CFON, SL will not, and will not cause or permit any of its affiliates to, directly or indirectly, solicit to employ, hire or retain any of the officers or other key employees to leave the employ of CFON or any of its subsidiaries; provided, however, that the foregoing shall not apply to (i) any person who, without solicitation or encouragement by SL or any of its affiliates, ceases to be an employee of CFON or such subsidiary or (ii) any employee who responds to a general advertisement of employment in publications of general circulation.

           8. SL acknowledges and agrees that money damages would not be a sufficient remedy for any actual or threatened breach of any provision of this Agreement by it, and that in addition to all other remedies which CFON may have, CFON shall be entitled to specific performance and injunctive or other equitable relief as a remedy for such actual or threatened breach.

           9. SL agrees that it is not entitled to rely on the accuracy or completeness of the Evaluation Material and that it will be entitled to rely solely on such representations and warranties as may be included in any definitive agreement with respect to the Transaction, subject to such limitations and qualifications as may be contained therein.

           10. Each party agrees that unless and until a definitive agreement regarding the Transaction has been executed and delivered, neither party will be under any legal obligation of any kind whatsoever with respect to the Transaction except for the matters specifically agreed to herein.

           11. This Agreement shall be governed by and be construed in accordance with the laws of the State of New York without giving effect to principles of conflicts of law. Each party submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York city for purposes of all legal proceedings arising out of or relating to this Agreement. Each party waives to the fullest extent permitted by law any objection it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. This Agreement may be executed in counterparts.


           IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute this Agreement as of the date first above written.

                               CHOCK FULL O' NUTS
                               CORPORATION


                               By:  /s/Marvin I.  Haas
                                  --------------------------
                                  Name:  Marvin I. Haas
                                  Title: President and
                                           Chief Executive Officer


                               SARA LEE CORPORATION


                               By:  /s/ Mark J. McCarville
                                   ---------------------------
                                   Name:
                                   Title: